SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                     |X|
Filed by a Party other than the Registrant                  |_|
Check the appropriate box:
|X|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2)
|_|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        REPLIGEN CLINICAL PARTNERS, L.P.
                (Name of Registrant as Specified In Its Charter)

                        REPLIGEN CLINICAL PARTNERS, L.P.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     |X|  No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          (1)  Title of each class of securities to which transaction applies:
               Class A Units and Class B Units

          (2)  Aggregate number of securities to which transaction applies:
               712.5 Units of Limited Partnership Interests

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                        REPLIGEN CLINICAL PARTNERS, L.P.

                               117 Fourth Avenue
                               Needham, MA 02194


                                                                        , 2000


Dear Limited Partner:

     Enclosed is information concerning a special meeting of limited partners of Repligen Clinical Partners, L.P. to be held on [ ], 2000. Details of the time and place of the meeting are set forth in the accompanying Notice of Special Meeting of Limited Partners.

     Repligen Development Corporation, the general partner of Repligen Clinical Partners, L.P., has approved the proposal described below and recommends that the limited partners vote in favor of such proposal which it determines to be in the best interests of the limited partners.

     Enclosed is a proxy statement for your approval of a proposal to terminate Repligen Clinical Partners, L.P. pursuant to the Agreement of Limited Partnership dated January 9, 1992. Approval of the termination proposal requires the favorable vote of the holders of at least two-thirds in interest of the limited partners. Repligen Development Corporation does not expect there to be any amounts available for distribution to the limited partners upon termination.

     If you have any questions about the enclosed material, please call Investor Communications Services at (800) 433-8901.

                                                   Very truly yours,

                        REPLIGEN CLINICAL PARTNERS, L.P.

                            -----------------------

                 NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS

     A special meeting of limited partners of Repligen Clinical Partners, L.P.
will be held at [          ] at [        ], local , on [              ], 2000
for the following purpose:

          To consider and vote upon a proposal to terminate Repligen Clinical Partners pursuant to Section 9.1 of the Repligen Clinical Partners, L.P. Agreement of Limited Partnership, dated January 9, 1992, among Repligen Development Corporation, a Delaware corporation, the Initial Limited Partner and Additional Limited Partners.

     Only holders of record of Repligen Clinical Partners, L.P. limited partnership interests at the close of business on [ ], 2000 are entitled to vote at the special meeting or any adjournments or postponements thereof. Approval of the termination proposal at the special meeting requires the favorable vote of the holders of at least two-thirds in interest of the limited partners in person or by proxy at the special meeting.

                                          REPLIGEN DEVELOPMENT CORPORATION
                                          General Partner



                                          [name]
                                          [title]

_________ __, 2000




     Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

    THE GENERAL PARTNER HAS DETERMINED THE PROPOSED TERMINATION TO BE IN THE BEST INTERESTS OF THE PARTNERSHIP AND ITS LIMITED PARTNERS, HAS APPROVED AND
       DECLARED ADVISABLE THE TERMINATION AND RECOMMENDS THAT THE LIMITED
                 PARTNERS VOTE FOR APPROVAL OF THE TERMINATION.

                        REPLIGEN CLINICAL PARTNERS, L.P.

                            -----------------------

                                PROXY STATEMENT
                  FOR THE SPECIAL MEETING OF LIMITED PARTNERS
                         TO BE HELD ON [________], 2000

                            -----------------------

     This proxy statement and the enclosed proxy are being mailed to the limited partners of Repligen Clinical Partners, L.P., a Delaware limited partnership, on or about [ ], 2000 by Repligen Development Corporation, a wholly-owned subsidiary of Repligen Corporation, on behalf of the partnership to solicit proxies for use at a special meeting to be held on [ ], 2000 at [ ], local time, at [ ].

     The purpose of the special meeting is to consider and vote upon the proposal to terminate Repligen Partners following the unsuccessful efforts of Repligen Partners and Repligen Corporation to identify a purchaser for the assets of Repligen Partners. If the termination is approved and certain other conditions met, Repligen Partners will be terminated, liquidated and dissolved. Any liquidating distribution to limited partners will be based on any remaining cash of Repligen Partners after paying or providing for payment of Repligen Partners' actual costs incurred and accrued through the effective time of the termination, including reasonable reserves, in connection with: (i) the proxy solicitation; and (ii) the winding up of Repligen Partners, including preparation of the final audit, tax return and K-1s, and all other outstanding partnership liabilities. As the remaining non-cash assets of Repligen Partners will be abandoned by the Board of Directors of Repligen Development prior to the termination, Repligen Development does not expect there to be any amounts available for distribution to the limited partners. Repligen Development will not receive any fees from Repligen Partners in connection with the termination and liquidation.

     For a detailed description of the proposed termination, including the subsequent liquidation, see "Termination and Dissolution of the Partnership".

     Repligen Development has determined the proposed termination to be in the best interests of Repligen Partners and its limited partners, has approved and declared advisable the termination and recommends that the limited partners vote for approval of the termination. See "The Proposed Termination--Recommendation of Repligen Development; Reasons for the Proposed Termination".

     Under the limited partnership agreement dated as of January 9, 1992 among Repligen Development, the purchasers of Class A units and the purchaser of Class B units, approval of the termination requires the affirmative vote of the holders of at least 66 2/3% of the outstanding limited partnership interests (based on adjusted capital contributions). Accordingly, the termination will not be approved unless the holders of 66 2/3% of the outstanding limited partnership interests vote in its favor. Thus, failure to submit a proxy or to vote in person at the special meeting or abstention by you will have the same effect as a vote against the termination.

     In reviewing this proxy statement, you should carefully consider the matters described under "Risk Factors" on page [ ].

     No person has been authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not under any circumstances create any implication that there has been no change in the affairs of Repligen Partners since the date as of which information is furnished or the date hereof.

     The proposed termination has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of the proposed transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

           The date of this proxy statement is [          ], 2000

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION.........................................................1
SUMMARY AND SPECIAL FACTORS...................................................2
     The Parties..............................................................2
     The Proposed Termination.................................................2
     Termination and Dissolution of the Partnership...........................2
     Recommendation of Repligen Development; Reasons for the Proposed
       Termination............................................................2
     Vote Required to Approve the Termination.................................2
     Certain Federal Income Tax Considerations................................3
RISK FACTORS..................................................................4
     Loss of opportunity to benefit from future events........................4
     The possibility that there may be a buyer for the rPF4 technology........4
     Conflicts of Interest....................................................4
GENERAL INFORMATION...........................................................5
     Purpose of Special Meeting...............................................5
     Record Date; Voting; Quorum..............................................5
     Solicitation of Proxies..................................................6
     No Appraisal Rights......................................................6
     Submission of Matters to a Vote of Security Holders......................6
THE PROPOSED TERMINATION......................................................7
     The Partnership..........................................................7
     Background of the Proposed Termination..................................18
     Recommendation of Repligen Development; Reasons for the Proposed
       Termination...........................................................19
TERMINATION AND DISSOLUTION OF THE PARTNERSHIP...............................21
     General.................................................................21
     Certain Federal Income Tax Consequences.................................21
MARKET PRICES OF AND DISTRIBUTIONS ON THE
   LIMITED PARTNERSHIP INTERESTS AND RELATED MATTERS.........................23
SELECTED HISTORICAL FINANCIAL INFORMATION....................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.......................................25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............27
EXPERTS......................................................................28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................28
OTHER MATTERS................................................................28


Annex A -- Financial Statements of Repligen Partners........................A-1

                             AVAILABLE INFORMATION

     Repligen Partners is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and filed annual reports on Form 10-K for the fiscal years ended December 31, 1996, 1995 and 1994, and quarterly reports on Form 10-Q for the fiscal quarters ended (i) March 31, 1995, 1994, 1993 and 1992, (ii) June 30, 1995, 1994, 1993 and 1992 and (iii)
September 30, 1995, 1994, 1993 and 1992 and other information with the SEC. The foregoing reports and other information filed by Repligen Partners with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and should be available at the SEC's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048), Los Angeles (Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California 90036) and Chicago (500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661). Copies of this material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In light of the significant reduction in Repligen Partners' capital resources, see "The Proposed Termination--The Partnership--Subsequent Developments" and "Selected Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operations", and the corresponding need to conserve Repligen Partners' remaining cash and other liquid assets, on April 29, 1996 the board of directors resolved to partially suspend indefinitely compliance with such informational requirements due to the costs of legal and accounting services associated therewith. As a result, Repligen Partners has not filed any quarterly reports on Form 10-Q or any reports on Form 8-K since 1995. The financial information contained in this proxy statement, however, includes substantially all for the information that would have been contained in the quarterly report for the quarter ended September 30, 1999 had such quarterly report been filed by Repligen Partners.

                          SUMMARY AND SPECIAL FACTORS

     The following is a summary of some of the information contained elsewhere in this proxy statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this proxy statement. You are urged to read this proxy statement in its entirety and to consider it with care.

     This proxy statement contains forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the factors in this proxy statement generally. Repligen Partners further cautions you that the discussion of these factors may not be exhaustive. Repligen Partners undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

The Parties

     Repligen Clinical Partners, L.P., 117 Fourth Avenue, Needham, MA 02194.
Telephone: (800) 742-4744.

     Repligen Corporation, 117 Fourth Avenue, Needham, MA 02194. Telephone:
(781) 495-9560.

The Proposed Termination

     Pursuant to the terms of the limited partnership agreement, Repligen Partners proposes to terminate, liquidate and dissolve Repligen Partners.

Termination and Dissolution of the Partnership

     If the termination is approved and consummated, Repligen Partners will be terminated pursuant to the terms of the limited partnership agreement, and will be liquidated and dissolved. Promptly thereafter, each limited partner will receive a liquidating distribution based upon any remaining cash of Repligen Partners after paying or providing for payment of the transaction costs and other outstanding partnership liabilities. Repligen Development does not expect there to be any amounts available for distribution to the limited partners. See "Termination and Dissolution of Repligen Partners". Repligen Development will not receive any fees from Repligen Partners in connection with the termination.

Recommendation of Repligen Development; Reasons for the Proposed Termination

     Repligen Development recommends that the limited partners vote for approval of the termination. After considering Repligen Partners' financial condition and prospects, the availability and effect of other alternatives and the factors discussed below, the board of directors of Repligen Development has unanimously:

     o determined the proposed termination and resulting liquidation to be in the best interests of Repligen Partners and its limited partners;

     o approved and declared advisable the termination, subject to approval by the limited partners, followed by the liquidation; and

     o recommends that the limited partners vote for approval of the termination.

Vote Required to Approve the Termination

     Under the limited partnership agreement, approval of the termination requires the affirmative vote of the holders of at least 66 2/3% of the outstanding limited partnership interests (based on adjusted capital contributions). Accordingly, the termination will not be approved unless the limited holders of 66 2/3% of the outstanding limited partnership interests vote in its favor. Thus, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a limited partner will have the same effect as a vote against the termination.

Certain Federal Income Tax Considerations

     This summary outlines certain Federal income tax principles applicable to limited partners in connection with the liquidation. This summary deals only with the treatment of a limited partner who acquired his interest for cash pursuant to the February 28, 1992 private offering. There are numerous other Federal income tax principles not discussed herein that may be important to a limited partner in connection with Repligen Partners. Each limited partner is urged to consult his own tax advisor concerning his investment in Repligen Partners and the possible tax consequences of the liquidation.

     Each limited partner will recognize a net loss in connection with the liquidation equal his adjusted basis in his limited partnership interest.

     Repligen Partners intends to take the position that it incurs an ordinary loss in connection with the liquidation, a distributive share of which is allocated in turn to each limited partner. The Internal Revenue Service, however, may seek to disallow any such ordinary loss and to characterize each limited partner's loss as a capital loss, the deductibility of which would be subject to limitations.

                                  RISK FACTORS

     You should consider the following matters in considering whether to vote in favor of the termination of Repligen Partners. These matters should be considered in conjunction with the other information included in this proxy statement.

Loss of opportunity to benefit from future events

     It is possible that the future performance of recombinant platelet factor -4, or rPF4, will improve or that a buyer may be prepared to purchase Repligen Partners or Repligen Partners' assets at some point in the future. It is also possible that Repligen Corporation may be required to pay Repligen Partners royalties on competitive products in the future or that the limited partners might otherwise earn a higher return on their investment if Repligen Partners remained in existence.

The possibility that there may be a buyer for the rPF4 technology

     Although Repligen Development considers its efforts to market Repligen Partners' assets to have been exhaustive, it is possible that additional marketing efforts may have resulted in a purchaser for Repligen Partners' assets being identified. The marketing activities undertaken by Repligen Development are described below under "The Proposed Termination - Background of the Proposed Termination".

Conflicts of Interest

     The recommendation of Repligen Development could be deemed to involve certain conflicts of interest between Repligen Development and the limited partners, as Repligen Development is a wholly-owned subsidiary of Repligen Corporation. Repligen Corporation may benefit from the termination of Repligen Partners as its ownership or control of the technology it currently licenses to Repligen Partners will be unencumbered after the termination. In addition, as a result of the termination, Repligen Corporation will no longer be required to pay royalties to Repligen Partners on any competitive products it may develop in the future.

     PaineWebber, an investment bank, marketed the private placement of limited partnership interests in Repligen Partners and has been involved in the marketing of similar financing vehicles. In addition to being a limited partner in Repligen Partners, PaineWebber representatives currently constitute two out of the three remaining directors on Repligen Development's board of directors. Theodore Maione, the current President of Repligen Development, is a former employee of Repligen Corporation and is receiving financial compensation from PaineWebber to manage the assets, marketing effort and termination and liquidation activities of Repligen Partners. PaineWebber and Repligen Development will save approximately $30,000 per annum if Repligen Partners is terminated.

                              GENERAL INFORMATION

     This proxy statement and enclosed proxy are being mailed to the limited partners in connection with the solicitation of proxies by and on behalf of
Repligen Development for use at the special meeting to be held on [    ], 2000
at [time], local time, at [location], and any adjournment or postponement thereof. This proxy statement is being mailed to the limited partners on or
about [       ], 2000.

Purpose of Special Meeting

     The purpose of the special meeting will be to consider and vote upon the proposal to approve the proposed termination of Repligen Partners and to transact such other business as may properly come before the special meeting. Pursuant to the limited partnership agreement dated as of January 9, 1992 among Repligen Development, the purchasers of Class A units and the purchaser of Class B units, approval and consummation of the termination would result in the termination, liquidation and dissolution of Repligen Partners.

Record Date; Voting; Quorum

     The board of directors of Repligen Development has fixed the close of business on [date], 2000 as the record date for the special meeting. Only the limited partners of record on the record date will be entitled to notice of, and to vote at, the special meeting. A complete list of such limited partners will be available at [location], for [number] days before the special meeting.

     At the special meeting, each limited partner of record on the record date is entitled to a weighted vote on the termination of Repligen Partners, based on the amount of limited partnership interests (based on adjusted capital contributions) held by such limited partner as of the record date. Pursuant to the limited partnership agreement, the "adjusted capital contribution" with respect to any limited partner means the aggregate capital contribution of such limited partner, already made or to be made to Repligen Partners pursuant to the limited partnership agreement, less any selling commissions, financial advisory and marketing fees, warrant valuation fees and other fees paid by Repligen Partners in any fiscal year in respect of such limited partner, or any portion of any capital contribution which was distributed to the partners pro rata by Repligen Partners. As of the record date, 712.5 units of limited partnership interest were issued and outstanding and held by 884 holders of record. Limited partnership interests represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, these limited partnership interests will be voted for approval of the termination of Repligen Partners and in the discretion of the proxy holder as to other matters, if any, incidental to the conduct of the special meeting. A limited partner who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Repligen Development, by signing and returning a later dated proxy or by voting in person at the special meeting; however, mere attendance at the special meeting will not itself have the effect of revoking the proxy.

     The affirmative vote of the holders of at least 66 2/3% of limited partnership interests outstanding (based on adjusted capital contributions) as of the record date is required for approval of the termination of Repligen Partners. Accordingly, the termination will not be approved unless the holders of 66 2/3% of limited partnership interests outstanding as of the record date vote in favor of the termination. Thus, failure to submit a proxy (or vote in person at the special meeting) or the abstention from voting by a limited partner and broker non- votes will have the same effect as a vote against the termination. PaineWebber Development Corporation, the general partner of PaineWebber R&D Partners III, L.P., has informed the board of directors of Repligen Development that it intends to vote the Class B limited partnership interest held by it as well as the 133 Class A limited partnership interests held by R&D Partners (approximately 16.40% of the limited partnership interests outstanding) for approval of the termination of Repligen Partners.

     There are no quorum requirements with respect to the special meeting, however, if the limited partners holding 66 2/3% of the limited partnership interests outstanding do not submit a proxy or vote in person at the special meeting, the termination of Repligen Partners cannot be approved.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of Repligen Partners. All expenses in connection with the solicitation of the proxies of the limited partners, including the cost of preparing and mailing this proxy statement will be borne by Repligen Partners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Repligen Partners in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Repligen Partners has retained PaineWebber and Investor Communications Services, an affiliate of PaineWebber, to aid in the solicitation of proxies. It is estimated that there will be no fee for PaineWebber and that the fee for Investor Communications Services will not exceed $15,000, plus its out-of-pocket costs and expenses. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to limited partners, and Repligen Partners may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

No Appraisal Rights

     There are no appraisal or dissenters' rights applicable in connection with the proposed termination of Repligen Partners. Accordingly, any limited partners who do not vote in favor of the termination will not be entitled to exercise any appraisal or dissenters' rights in connection with the termination.

Submission of Matters to a Vote of Security Holders

     Except for the matters to which this proxy statement relates, no matters were submitted to a vote of security holders of Repligen Partners through solicitation of proxies or otherwise, from the date of organization of Repligen Partners in January 1992 through the date of this proxy statement.

                            THE PROPOSED TERMINATION

The Partnership

     Organization of the Partnership

     Repligen Partners was formed in January 1992 under the laws of the State of Delaware. The limited partnership agreement was entered into by and among Repligen Development, the purchasers of Class A units and the purchasers of Class B units. On February 28, 1992, Repligen Partners completed a private offering of (i) 900 Class A units, each unit consisting of one Class A limited partnership interest in Repligen Partners and a warrant to purchase 2,900 shares of Repligen Corporation's $0.01 par value per share common stock and
(ii) one Class B unit consisting of one Class B limited partnership interest in Repligen Partners and a warrant to purchase 5,800 shares of Repligen Corporation's common stock. In addition, Repligen issued a warrant to purchase 13,300 shares of Repligen Corporation's common stock to PaineWebber R&D Partners III, L.P. and a warrant to purchase 75,050 shares of Repligen Corporation's common stock to PaineWebber Incorporated. The private placement resulted in net proceeds of approximately $40,312,500 in cash and non-interest bearing notes receivable from the limited partners, which were payable in annual installments through March 15, 1995.

     The principal executive offices of Repligen Partners are located at the offices of Repligen Corporation, 117 Fourth Avenue, Needham, Massachusetts 02194, telephone number (617) 449-9560.

     Current Status of the Partnership

     Based on the March 1996 decision of the board of directors of Repligen Development to terminate the research and marketing programs, Repligen Development assumed responsibility from Repligen Corporation to market the assets of Repligen Partners without obligation to provide for any royalties or compensation to Repligen Corporation. Despite the substantial clinical and development progress of the recombinant platelet factor -4, or rPF4, program, and the flexibility that Repligen Development has offered in the marketing effort, it has not been possible to secure a new party to continue the development of the rPF4-technology. While several third parties have reviewed the technology, none have made a formal offer for its acquisition.

     Upon the termination of the research and marketing programs, Repligen Development introduced the rPF4- technology for possible acquisition to numerous pharmaceutical and biotechnology companies and continued the presentation of the technology to interested parties who had already initiated preliminary review. The initial contact and presentation phase occurred primarily during 1996 and 1997. During 1998 and 1999, Repligen Development continued to market the rPF4-technology to a limited number of parties who pursued an advanced stage of confidential review. No prospective purchaser, however, formally offered to acquire the technology.

     Recently, Repligen Development was engaged in discussions with a party interested in acquiring the technology as the foundation for a new company. After approximately one year of information exchange and discussion, the prospective purchaser declined to pursue formal contract discussions and in June 1999 discontinued their efforts to establish a new company to develop the technology. Subsequent to this event, Repligen Development notified the companies that had engaged in recent confidential review of the assets, that the rPF4-technology was available for acquisition on flexible terms. None of the companies contacted during 1999 have presented an offer to acquire the technology package. Based on these extensive efforts to market the rPF4-technology, Repligen Development has concluded that it will not be possible to sell the assets of Repligen Partners to a third party.

     Original Purpose of the Partnership

     The principal objectives of Repligen Partners were to develop and derive income from the sale or license of rPF4 for human therapeutic use in the United States, Canada and Europe. Platelet factor-4, or PF4, is a naturally occurring protein which Repligen has produced using recombinant DNA technology. From early 1992 to February 1996, Repligen Partners and Repligen Corporation jointly funded multiple clinical trials conducted by Repligen

Corporation for rPF4 to evaluate its use as (i) a cardiac surgical treatment, serving as a neutralizing agent to reverse the anticoagulant effects of heparin and (ii) a cancer treatment for certain solid tumor cancers. Pursuant to an agreement reached with the board of directors, Repligen Corporation independently funded clinical trials relating to Kaposi's Sarcoma until the termination of the rPF4 research and development program by the board of directors on March 8, 1996.

     Subsequent Developments

     Termination of the rPF4 Development Program. The research program was terminated by the board of directors of Repligen Development on March 8, 1996. See "--Termination of Research and Marketing Programs". The following table summarizes the status of the research program as of [_____________, 1999].

                   Indication/Application                               Phase                      Status
-------------------------------------------------------------   -----------------------   -----------------------
General:
   Normal Volunteer                                                    Phase I                    Complete

Cardiac Surgical:
   Heparin Neutralization - Cardiac Catheterization                    Phase II                   Complete
   Heparin Neutralization - Cardiac Bypass Surgery                     Phase I                    Complete
                                                                      Phase I/II             Enrollment Complete

Cancer:
   Kaposi's Sarcoma (intralesional)                                    Phase II                    Closed
   Kaposi's Sarcoma (subcutaneous)                                    Phase I/II                   Closed
   Kaposi's Sarcoma (intravenous)                                     Phase I/II                   Closed

   Colon Cancer                                                        Phase I               Enrollment Complete

   Malignant Melanoma/Renal Cell Carcinoma                             Phase I               Enrollment Complete

   Glioma (brain cancer)                                              Phase I/II                   Closed

     Definitions:

     "Complete" means full completion of patient treatment and final document preparation.

     "Enrollment Complete" means practical completion of patient treatments; incomplete reporting; information archived.

     "Closed" means the trial was terminated, due to a lack of financial resources, prior to the completion of planned patient treatments; incomplete reporting; information archived.

     Cardiac Surgical Applications. Repligen Development believes that rPF4 may restore natural coagulation which is disrupted by heparin in anticoagulated patients undergoing cardiac surgical procedures such as coronary artery bypass graft, or CABG, surgery. Heparin is an anticoagulant used to prevent blood from clotting during these cardiovascular procedures. In certain acute settings, the effects of heparin are reversed chemically with the generic drug protamine, which is widely used but has certain adverse side effects. These side effects, while usually mild to moderate, are occasionally serious, such as a loss of blood pressure (systemic hypotension), an increase in lung blood pressure (pulmonary hypertension) or allergic reactions (anaphylaxis). Over 500,000 patients in the United States undergo open heart surgery and are treated with protamine each year. Repligen Development believes that rPF4 may reverse the anticoagulant effects of heparin both more quickly than protamine and without its potential adverse side effects. Repligen Corporation has a United States patent on the use of rPF4 or purified PF4 to neutralize heparin under which, pursuant to the product development agreement dated February 28, 1992 between Repligen

Corporation and Repligen Partners, it has granted to Repligen Partners an irrevocable, exclusive, royalty-free license to certain patent rights and other technology. See "--Certain Contracts--Development Agreement".

     At the time of the offering of the units, preclinical trials conducted in rats indicated that rPF4 reversed heparin without causing the systemic hypotension often associated with protamine. Repligen Corporation and Repligen Partners subsequently conducted further studies in monkeys and baboons which confirmed that rPF4 reverses heparin and is safe and effective in those animals. Because a baboon's cardiovascular system closely resembles that of a human, Repligen Corporation was able to conduct studies of the reversal of heparin in the baboon's blood following simulated cardiopulmonary bypass that provided further support that rPF4 would be safe in human bypass operations. Subsequent studies of human blood removed from a cardiopulmonary bypass circuit demonstrated that rPF4 neutralized heparin effectively following exposure to typical bypass conditions.

     In March 1993, Repligen Corporation began a Phase I clinical trial of rPF4 in cardiac catheterization patients to evaluate its safety. The results of the study were reported at the annual meeting of the American Heart Association in November 1993 and demonstrated that rPF4 safely reversed the anticoagulant effects of heparin in this patient population. Results of the study were published in the journal Circulation in April 1995. In November 1993, Repligen initiated a double-blind, multi-center Phase II clinical trial to evaluate the efficacy of rPF4 for the reversal of the anticoagulant effects of heparin in cardiac catheterization patients in comparison to protamine. The results of this study were presented at the annual meeting of the American Heart Association in November 1995 and published in the journal Circulation in November 1996. These safety data supported continued clinical development of rPF4 for use in cardiac bypass surgery. Repligen also initiated a Phase I/II clinical study for the use of rPF4 in cardiopulmonary bypass graft surgery patients in May 1994. Patient enrollment for this trial was completed in the first half of 1996. As of March 31, 1998, the preliminary results of this study confirmed the safety and efficacy of rPF4 in this patient population.

     Cancer Applications. At the time of the offering of the units, Repligen Development believed that rPF4's ability to inhibit the process of new blood vessel growth, or angiogenesis, represented a novel approach to inhibiting the growth of solid tumors and that rPF4 may be an effective therapy for a variety of cancers. Solid tumor development is a complex process that requires the establishment and expansion of a blood vessel network through angiogenesis. As a tumor grows beyond microscopic size, passive diffusion from neighboring tissue is no longer sufficient to meet the nutritional demands of the tumor, and direct access to capillaries or blood vessels becomes necessary. While the exact process of angiogenesis is not fully understood, it is believed that new blood vessels form in response to growth factors that stimulate endothelial cells, or blood vessel lining cells. Angiogenic growth factors are released by neighboring tissues that need additional blood supply or by cancer cells. Once stimulated by these growth factors, the endothelial cells proliferate and migrate to form the framework for new capillaries and blood vessels. The inhibition of angiogenesis could be effective in suppressing the growth and development of solid tumors.

     Cancer is treated primarily with surgeries, chemotherapy and radiation therapy. These treatments often fail to prevent disease progression and spread of cancer and may have serious adverse side effects. By inhibiting the process of angiogenesis, Repligen Development believed that rPF4 offered an approach to the treatment of cancer which could be effective in treating a broad spectrum of cancers, since virtually all tumors require angiogenesis in order to survive and grow.

     In preclinical testing using several animal cancer models, Repligen Corporation has shown that the administration of rPF4 significantly inhibited the growth of solid tumors by a mechanism that was consistent with its anti-angiogenic activity. Repligen Development believes that rPF4 may be useful in retarding the progression of Kaposi's sarcoma, or KS, an AIDS-associated cancer which produces tumors in the skin and internal organs. In June 1992, Repligen began Phase I clinical trials of rPF4 for treatment of skin lesions of KS patients by intralesional injection. No significant adverse reactions attributable to rPF4 were reported during this safety study and the results of this study were presented at the conference of the American Society of Clinical Oncology in May 1993. In July 1993, Repligen began a Phase II clinical trial of intralesional injection in KS patients. Interim results of this study were reported at the conference of the American Society of Clinical Oncology held in May 1994. Evidence of biologic activity, and no significant adverse reactions to rPF4, were reported. A Phase I/II clinical study of systemic administration of rPF4 to KS patients was initiated in 1994 and enrolled 13 of 18 patients. rPF4 was well tolerated by the patients and some evidence of biological activity was observed. This study was closed prior to completion, on November 29, 1995, due to a lack of financial resources. See "--Termination of Research and Marketing Programs".

     Repligen has conducted several Phase I/II clinical studies of systemic administration of rPF4 in patients with refractory solid tumors, including patients with colon carcinoma, renal cell carcinoma and malignant melanoma. These studies demonstrated that systemic administration of rPF4 was not associated with clinically significant adverse events. Repligen has been awarded a United States patent related to the systemic administration of rPF4 to inhibit tumor growth. A Phase I/II clinical study of locally administered rPF4 in malignant glioma (brain cancer) was initiated in 1994. In this study, patients with recurrent disease undergo tumor removal and a catheter is implanted into the site of the tumor bed. rPF4 is then administered directly into the tumor bed. This study was closed prior to completion on December 28, 1995 due to a lack of financial resources. See "--Termination of Research and Marketing Programs".

     1994 Evaluation; Restructuring of Repligen Warrants. In the spring of 1994, in conjunction with Repligen Development's board of directors' quarterly review of the research program, and prior to the due date of the third installment payment from the limited partners under the non-interest bearing notes, PaineWebber Development Corporation engaged the services of an independent consultant to evaluate the technical prospects of the rPF4-related technology. This consultant, Dr. Jordan Gutterman, Professor and Chairman, Clinical Immunology and Biological Therapy, the University of Texas, M.D. Anderson Cancer Center, provided a positive review of the potential effectiveness of rPF4-related technology and endorsed continued development efforts, but estimated that additional expenditures of approximately $40 million to $50 million might be necessary to produce a commercially viable version of the rPF4-related technology. These conclusions were reviewed and confirmed by Dr. Sydney E. Salmon, Regents Professor of Internal Medicine and Director, Arizona Cancer Center and a member of the board of directors of Repligen Development.

     Based on these reviews as well as on the research and clinical trials conducted up to that time, Repligen and Repligen Partners determined that the rPF4-related technology showed significant prospects for successful medical applications in the cardiac surgical and cancer areas. However, in light of the higher-than-estimated costs incurred to that point in developing the rPF4-related technology and the estimated additional expenditures required to complete the research program, Repligen and Repligen Partners concluded that Repligen Corporation and Repligen Partners lacked the financial resources necessary to accomplish those objectives. Repligen Corporation and Repligen Partners determined that a suitable external source of funds, most likely a strategic joint venture partner or licensor, with sufficient resources to carry out the research program and commercialization of rPF4-related technology was needed. See "--Repligen Efforts to Locate a Strategic Partner: 1994-1996".

     Repligen Corporation management felt, however, that the then-existing royalty commitments to Repligen Partners were such that a third party might be unable to realize sufficient return from the commercialization of the rPF4-related technology and that the royalty arrangements would have to be restructured in order to attract such a strategic partner or licensor.

     In March 1994, Repligen offered the holders of Warrants, other than the warrants issued to PaineWebber Incorporated, the opportunity to exchange their warrants for newly issued warrants. Each holder of an these warrants was free to accept or reject the exchange offer. Warrantholders holding warrants to purchase 2,069,150 shares of Repligen Corporation's common stock accepted the exchange offer. Warrantholders holding warrants to purchase 258,100 shares of Repligen's common stock were ineligible to participate in this exchange offer due to their failure to make payments on their non-interest bearing notes. See "--Limited Partner Defaults". Warrantholders holding warrants to purchase 288,550 shares of Repligen Corporation's common stock who were eligible to participate in the exchange offer rejected the exchange offer and thus continue to hold the warrants.

     The exercise price under the warrants offered for exchange is $9.00 (reduced from $22.73) per share but will increase to $14.00 per share 90 days after Repligen Corporation notifies the warrantholders that the closing price of

Repligen Corporation's common stock is equal to or exceeds $18.00 per share for any 20 out of 30 consecutive trading days. The exercise period under the warrants offered for exchange expires on March 31, 2000. Those holders of warrants who accepted such exchange offer agreed to a reduction in the royalty rate to 9.00% of net revenue from any sales of rPF4 instead of 12.85% of such net revenues as initially provided for in the purchase agreement. The exchange offer did not modify the royalty rates set forth in the product development agreement, which were unaffected by the termination of Repligen's purchase option. Acceptance of the exchange offer resulted in pro rata reductions in certain other royalties. No vote of the warrantholders or the limited partners was required to accept the exchange offer. Repligen's obligations to pay royalties under the purchase agreement expired upon the termination of Repligen Corporation's purchase option. See "--Termination of Research and Marketing Programs".

     1995 Evaluation; Warrant Modification. In March 1995, in conjunction with Repligen Development's board of directors' quarterly review of the research program, and prior to the due date of the fourth installment payment from the limited partners under the non-interest bearing notes, PaineWebber Development Corporation engaged Dr. Gutterman for a second time to update and review his evaluation of the rPF4-related technology. Prior to this review, Repligen Corporation had sponsored a study performed at Thomas Jefferson University in Philadelphia, Pennsylvania to develop a pharmacoeconomic analysis of the true incidence and costs of protamine-related adverse events in cardiac surgical applications. Dr. Gutterman's updated evaluation endorsed continued development efforts and the pharmacoeconomic study supported the commercial potential of the rPF4-related technology.

     While Repligen Corporation was conducting active discussions with several potential strategic partners, by early 1995, Repligen Corporation had not secured an external source of funds to ensure financing of the remainder of the research program and the subsequent commercialization of the rPF4-related technology. Repligen Corporation management recognized therefore that a number of limited partners might decide not to meet their commitments to fund their fourth and final installment payment to Repligen Partners under the terms of the notes due on April 19, 1995. Repligen determined that, in light of the uncertainty surrounding the ability to ultimately secure the funding required to commercialize the rPF4-related technology, it was advisable to provide financial incentives to the limited partners to meet their payment commitments.

     In March 1995, Repligen Corporation offered to modify the warrants that remained outstanding and the warrants offered for exchange. Each holder of an outstanding warrant or warrant offered for exchange who made the fourth installment payment pursuant to the non-interest bearing notes was free to accept or reject the proposed modifications. The modifications provided that the terms of the warrants would be altered so as to be identical to those of the warrants offered for exchange when issued in the exchange offer in 1994 (an extension of the exercise period by one year to March 31, 2000 and a per share exercise price reduced from $22.73 to $9.00, subject to escalation to $14.00 per share 90 days after Repligen Corporation notifies holders thereof that the closing price of Repligen Corporation's common stock is equal to or exceeds $18.00 per share for 20 out of 30 consecutive trading days). The exercise price of the warrants offered for exchange for the first 1,000 shares of Repligen Corporation's common stock was reduced from $9.00 per share to $2.50 per share, and the exercise price for the remaining 1,900 shares of Repligen Corporation's common stock exercisable pursuant to the modified warrant offered for exchange was reduced from $9.00 per share to $3.50 per share. The exercise price of the modified warrants offered for exchange would, however, increase to $8.00 per share 90 days after Repligen Corporation's notifies holders thereof that the closing price of its common stock is equal to or exceeds $12.00 per share for 20 out of 30 consecutive trading days. Lastly, the offer extended the expiration period for warrants offered for exchange by one year, to March 31, 2001. The proposed modifications did not include further reductions in any royalty rates payable by Repligen Corporation. The difference in treatment between warrants and warrants offered for exchange was due to the fact that holders of warrants were those warrantholders who did not accept the 1994 exchange offer and consequently had a right to receive higher royalty rates than holders of warrants offered for exchange.

     As of December 31, 1995, holders of 620 1/2 of the 712 non-defaulted Class A units, the holder of the Class B unit and R&D Partners, as holder of its warrant, had accepted the modifications. Accordingly, as of December 31, 1995, there were issued and outstanding warrants, other than the warrant issued to PaineWebber Incorporated to purchase 75,400 shares of Repligen Corporation's common stock, modified warrants to purchase 163,850 shares of Repligen Corporation's common stock, warrants offered for exchange to purchase 189,950 shares of Repligen

Corporation's common stock and modified warrants offered for exchange to purchase 1,654,700 shares of Repligen's common stock. Following the close of Repligen Partners' 1995 fiscal year, Repligen Partners foreclosed on an additional defaulted 1/2 Class A unit, so that as of September 30, 1998, holders of 620 of the 711 1/2 non- defaulted Class A units had accepted the modifications, and there were issued and outstanding warrants to purchase 75,400 shares of Repligen Corporation's common stock, modified warrants to purchase 163,850 shares of Repligen Corporation's common stock, warrants offered for exchange to purchase 189,950 shares of Repligen Corporation's common stock and modified warrants offered for exchange to purchase 1,653,250 shares of Repligen Corporation's common stock.

     Limited Partner Defaults. Class A limited partners owning in the aggregate 50 Class A units, representing approximately 6 % of the total number of Class A units then outstanding, failed to make the second installment payment due March 15, 1993 pursuant to their respective notes. Class A limited partners owning in the aggregate 39 Class A units, representing approximately 5 % of the total number of Class A units then outstanding, failed to make the third installment payment due March 15, 1994. The limited partnership interests and warrants of each such defaulted Class A limited partner were foreclosed upon by Repligen Partners pursuant to the limited partnership agreement and each such Class A limited partner was not eligible to participate in the 1994 exchange offer or the 1995 warrant modification.

     Class A limited partners owning in the aggregate 99 1/2 Class A units, representing approximately 12 % of the total number of Class A units then outstanding, failed to make the fourth installment payment due March 15, 1995 pursuant to their respective notes and the limited partnership interests and any warrants and warrants offered for exchange held by each such defaulted Class A limited partner were foreclosed upon by Repligen Partners pursuant to the limited partnership agreement, which resulted in a writeoff of approximately $1,630,000 of notes receivable by Repligen Partners for the fiscal year ended December 31, 1995. As of December 31, 1995, 712 of the original 900 Class A units were outstanding. Amounts due as of December 31, 1995 under defaulted non-interest bearing notes receivable from certain limited partners were approximately $4,000. Following the subsequent foreclosure by Repligen Partners of the defaulted 1/2 limited partnership unit relating to such outstanding defaulted non-interest bearing notes receivable, as of September 30, 1998 711 1/2 of the original 900 Class A units were outstanding.

     Repligen Efforts to Locate a Strategic Partner: 1994-1996. Beginning in 1994, Repligen Corporation attempted to identify one or more strategic partners to fund the further development of the rPF4-related technology. Discussions were held by Repligen Corporation and approximately 63 companies active in the cardiac surgical and cancer fields regarding a variety of proposals for comprehensive partnerships as well as more specialized joint ventures or licensing arrangements covering specific treatments (e.g., ocular applications), discrete activities (e.g., manufacturing) and several territories.

     During 1994, Repligen Corporation participated in advanced negotiations with a major international pharmaceutical company that was interested in an exclusive license to market the rPF4-related technology in Europe, but the discussions ultimately failed to move forward due to concerns that the results of rPF4 were preliminary in nature, that the European market would not support an expensive cancer treatment and that Repligen Corporation's ownership of the commercial rights to the rPF4-related technology was complicated by Repligen Partners' rights thereto.

     Beginning in 1994, Repligen took certain actions to bolster its financial position and explored several possibilities of obtaining additional financial resources to fund various development and commercialization efforts, including those relating to the rPF4-related technology.

     In order to lower expenses and conserve cash resources, Repligen Corporation underwent two successive downsizings from July 1994 to March 1995 which together with attrition reduced its workforce by approximately 170 employees, or roughly 47 percent, and discontinued or postponed certain clinical programs. Following the restructurings, the primary focus of Repligen management centered on the clinical development and commercialization of the rPF4-related technology as well as other independently funded development programs.

     In the spring of 1995, Repligen Corporation entered into merger negotiations with Medco Research Inc., a biotechnology company specializing in diagnostic and therapeutic products in the cardiovascular and cancer areas. On May 23, 1995, the two companies publicly announced that their respective boards had approved a letter of intent to enter into a non-cash merger wherein Medco would issue to holders of Repligen Corporation's common stock between 3.2 million and 3.4 million shares of its common stock with a then-current market value of approximately $51.5 million. Medco would have added roughly $40 million in additional cash to the balance sheet of the post-merger entity, although such additional amounts would have been available to support pre-existing Medco research, development and commercialization activities as well as rPF4 development and commercialization activities. On July 11, 1995, Repligen Corporation and Medco announced that they had ended merger negotiations after failure to agree on the valuation of Repligen Corporation's common stock to be used as the basis for the proposed merger.

     On June 1, 1995, Repligen Corporation and Eli Lilly and Company announced that they had reached agreement to extend through 1996 a collaboration and license agreement initiated in May 1992 relating to the development of monoclonal antibodies designed to fight inflammatory diseases. However, in early September 1996, Eli Lilly elected to discontinue the collaboration, citing a reallocation of resources for its research priorities.

     In September 1995, Repligen Corporation sold its immune modulation program to Genetics Institute, Inc., while retaining rights to independently commercialize certain small molecule-based drugs in the same therapeutic area.

     In December 1995, Repligen Corporation reached an advanced stage of discussions regarding the rPF4-related technology with another major international pharmaceutical firm, which ultimately decided not to license the rPF4- related technology due to the firm's lack of, and costs associated with establishing, microbial manufacturing capacity.

     On December 12, 1995, Repligen Corporation and Apotex USA announced that they had reached a tentative agreement for the sale of Repligen Corporation's Allegro Biologics division, consisting of its process development and contract manufacturing operations, to Apotex. Under the terms of the agreement, Apotex was to acquire all of the Allegro assets, as well as Repligen Corporation's Protein A and diagnostic reagents business. In addition, Allegro and Repligen Corporation were to enter into an agreement to develop and produce pharmaceuticals for Repligen Corporation's clinical development programs. On January 19, 1996, Repligen Corporation announced that the acquisition negotiations had ended, citing strategic reasons internal to Apotex.

     On February 12, 1996, Repligen Corporation and Genzyme Corporation announced tentative agreement on the sale of the assets of Allegro as well as Repligen Corporation's Protein A business and certain related assets to Genzyme. However, on April 9, 1996, Repligen Corporation announced that the negotiations had not resulted in a definitive agreement due to differences between the parties as to the valuations of the Allegro assets, the Protein A business and associated fixed assets.

     In early 1996, Repligen Corporation entered into acquisition negotiations with Glycan Pharmaceuticals, Inc., a biotechnology company focusing on small molecule therapeutics for inflammatory and proliferative diseases. Glycan had been founded by three former Repligen scientists. On March 14, 1996, Repligen Corporation publicly announced that it had acquired Glycan. Under the terms of the asset purchase agreement, Repligen Corporation's existing Chief Executive Officer, Vice President of Research and Development and Vice President of Business Development were each succeeded by one of the Glycan founders. The Glycan acquisition did not, however, result in the introduction of sufficient additional capital or otherwise increase the financial resources available to Repligen Corporation such that it would be in a position to fund continued development and subsequent commercialization of the rPF4-related technology.

     Termination of Research and Marketing Programs

     At a regular quarterly meeting of the board of directors of Repligen Development held on March 8, 1996, the board of directors reviewed the then-current status of the research and development program being conducted by Repligen Corporation pursuant to the product development agreement, the prospects for the successful commercialization of the background technology and the financial resources necessary to support such commercialization, as well as the financial resources available to Repligen Corporation and Repligen Partners. The board of directors of Repligen Development and the Repligen Corporation representatives present at the meeting agreed that at least $50 million in additional funds would be required to complete the research program and commence the sale of products derived from the rPF4-related technology as provided in the product development agreement. The board of directors noted that the remaining cash resources of Repligen Partners at that time totaled approximately $385,000.

     The Repligen Corporation representatives stated that, given the limited resources available to it, Repligen Corporation would no longer be in a position to contribute the funds necessary to continue the research program. The Repligen Corporation representatives also advised the board of directors of Repligen Development that, despite its continuing efforts to seek funding from potential third-party collaborators, it could not obtain such funding in the immediate future.

     Pursuant to the terms of the product development agreement, the board of directors of Repligen Development unanimously determined, based on the above factors, that the continuation of the research program and the commencement of the marketing program with Repligen Corporation would be economically impracticable and therefore terminated both in their entirety.

     Under the terms of the product development agreement, upon the termination of the research and marketing programs by the board of directors of Repligen Development, Repligen Corporation relinquished its rights to manage the clinical development of the rPF4-related technology as well as any rights to exploit or use the rPF4-related technology in the United States, Canada and Europe and to receive management fees and the reimbursement of certain expenses relating to the research program and the rPF4-related technology. Repligen Corporation retained responsibility for indefinitely maintaining, at its own expense, all records, including a library of biological, chemical and other physical materials, relating to the rPF4-related technology. In addition, under the terms of the purchase agreement, the termination of the research and marketing programs caused Repligen Corporation's option to purchase the limited partnership interests of the limited partners to likewise terminate, and set an interim license termination date to occur eighteen months thereafter, on September 8, 1998. The board of directors of Repligen Development noted that while the remaining cash available to Repligen Partners was insufficient to continue meaningful funding of the research program, it might be sufficient to meet the estimated expenses of marketing and disposing of the rPF4-related technology to one or more third parties. The board then directed the officers of Repligen Partners to actively seek a buyer or licensor for the rPF4-related technology.

     Subsequent to the March 8, 1996 board of directors meeting, the Repligen-designated members of the board of directors of Repligen Development resigned, and Repligen Corporation and Repligen Partners entered into discussions regarding certain proposed modifications to each party's rights and responsibilities with respect to the termination of the research and marketing programs and efforts to market the rPF4-related technology to third parties, but did not reach agreement on the desirability of any modifications to the existing contractual arrangements.

     From the beginning of 1996, and in particular following the termination of the research and marketing programs on March 8, 1996, officers of Repligen Partners conducted intensive efforts to sell or license the rPF4-related technology to a third party or locate a suitable strategic partner to otherwise fund further development of the rPF4- related technology.

     Certain Contracts

     Product Development Agreement. In connection with the organization of Repligen Partners, Repligen Partners and Repligen Corporation entered into the product development agreement pursuant to the terms of which Repligen Corporation granted to Repligen Partners an exclusive, royalty-free license to certain patent rights and other technology owned or controlled by Repligen Corporation relating to the manufacture, use and sale of rPF4-related products covered by such agreement. The license granted to Repligen Partners is limited to the rPF4-related technology, necessary or materially useful for the development and commercialization of products for human therapeutic use in the United States, Canada and Europe.

     Until the termination of the research and marketing programs by the board of directors of Repligen Development on March 8, 1996, the product development agreement required Repligen Corporation, to the extent permitted by partnership funds, to use its best efforts to perform the research program and seek to obtain approval from the United States Food and Drug Administration for the sale of products that may be developed utilizing the licensed technology. In addition, Repligen Corporation agreed to use its best efforts to manufacture and market the products in the United States, Canada and Europe directly or through third parties in those places. Repligen Partners was required to reimburse Repligen Corporation for its research and development expenses on behalf of Repligen Partners, plus a management fee of ten percent (10%) of such expenses. If at any time Repligen Partners' funds (or any additional funds provided by Repligen Corporation) shall have been expended and no FDA marketing approval shall have been received for the sale by or on behalf of Repligen Partners of any product in the United States, Canada and Europe, Repligen Development was to determine the amount of additional funds required by Repligen Partners in the upcoming year, and Repligen Corporation would have the right to contribute such funds to Repligen Partners. Any such contribution would not result in dilution of the limited partners' interest in Repligen Partners. Payments by Repligen Partners were required to be made at the end of each calendar quarter, except that (i) if such amount exceeded the amount stated in the budget for such quarter, Repligen Partners was only required to pay such excess as was approved by the board of directors and (ii) if such amount exceeded Repligen Partners' available funds, Repligen Partners was not obligated to pay such excess until receipt of additional funds.

     The product development agreement also requires Repligen Corporation to pay to Repligen Partners royalties equal to 6% of revenues on sales of any competitive products in the United States, Canada and Europe. These payments continue to be payable until March 8, 2001, the fifth anniversary of the termination of the purchase option granted under the purchase agreement discussed below. There are currently no such competitive products, although we cannot assure you that there will not be any such competitive products in the future.

     Prior to the end of each quarter of each year, until the termination of the research and marketing programs by the board of directors on March 8, 1996, Repligen Development reviewed the progress of the research program during the preceding three-month period to determine whether the continuation of all or any part thereof was in the best interests of the limited partners of Repligen Partners. If at any time the board of directors were to determine that the research program was infeasible or uneconomic and should be discontinued with respect to all products, or if the board of directors were to determine not to contribute the additional funds to Repligen Partners which were determined by Repligen Development to be required when all partnership funds had been expended and no FDA marketing approval had been received for the sale of any product in the United States, Canada and Europe, the board of directors could terminate the research and marketing programs. In the course of the board of directors' reviews in the first quarters of 1994 and 1995, PaineWebber Development Corporation engaged the services of independent consultants, who provided favorable evaluations of the technical prospects of the rPF4-related technology. See "--1994 Evaluation; Restructuring of Repligen Warrants" and "--1995 Evaluation; Warrant Modifications". However, on March 8, 1996, Repligen Corporation advised Repligen Partners that it did not currently have nor did it anticipate generating funds sufficient in aggregate amount to finance the remainder of the research program and the marketing program. As a result, the board of directors terminated the programs. See "--Termination of Research and Marketing Programs". The termination of the programs provides Repligen Partners with the right to freely transfer the license to one or more third parties.

     Purchase Agreement. Also in connection with the organization of Repligen Partners, Repligen Corporation and Repligen Partners entered into a purchase agreement, amended and restated as of February 28, 1992, pursuant to which Repligen Corporation agreed to use its best efforts to manufacture products and to sell the products for use in the territories or, if Repligen Corporation determined that such manufacture and sale was not commercially practicable, to use its best efforts to license or sell the rPF4-related technology to a third party. Upon the first marketing approval of rPF4 by the FDA, Repligen Partners would receive a payment equal to 20 percent of the aggregate capital contributions of all limited partners, payable at Repligen Corporation's option in cash or in Repligen Corporation's common stock. Under the terms of the purchase agreement, and in exchange for the issuance of the warrants, each limited partner granted to Repligen Corporation an irrevocable option to purchase its interest in Repligen Partners. This purchase option was exercisable only if all interests were to be purchased and such option was exercisable by sending a notice to all the limited partners on a date during the forty-five day period commencing on the date which was the earlier of (i) the date which was the later of the last day of the first month in which Repligen Partners received interim license payments equal to fifteen percent (15%) of the limited partners' capital contributions and the last day of the twenty-fourth month period after the date of Repligen Partners' first commercial sale of any product within the specified territories and (ii) the last day of the forty-eighth month after the date of such first commercial sale.

     The purchase option was to terminate upon the occurrence of any of the following termination events: (i) the bankruptcy of Repligen Corporation, (ii) the cessation of operations by Repligen Corporation, (iii) the seizure or attachment of all or a substantial part of Repligen Corporation's assets or
(iv) the termination of the research and marketing programs. In addition, the purchase option was to terminate upon the earlier of (i) Repligen's notice to Repligen Partners and the limited partners that it did not intend to exercise the purchase option or (ii) the expiration unexercised of the purchase option. After any such termination, Repligen Partners is free to license or sell the rPF4- related technology. On March 8, 1996, the board of directors of Repligen Development terminated the research and marketing programs, which in turn terminated the purchase option. See "--Termination of Research and Marketing Programs". Accordingly, the rPF4-related technology is no longer encumbered and may be sold or licensed to third parties by Repligen Partners.

     Patents, Licenses and Proprietary Rights

     Repligen Development believes that the proprietary protection of rPF4 has improved since the time of the offering of the units. At the time of the offering, patent applications filed by a subsidiary of Bristol-Myers Squibb Company were disclosed as having the ability to potentially block Repligen Partners' ability to market rPF4. In July 1993, Repligen Corporation and Bristol-Myers Squibb Company entered into an exclusive, worldwide, royalty-free license agreement covering an issued U.S. patent and pending foreign patent applications, the effect of which is to prevent Bristol-Myers Squibb Company from using these patents to block the ability of Repligen Corporation to market rPF4 as an anti-cancer agent or as an agent for heparin neutralization. In April 1993, the United States Patent and Trademark Office issued Repligen Corporation a patent covering the use of purified PF4 and rPF4 to neutralize heparin. In February 1994, the Office issued Repligen Corporation a patent for the systemic administration of rPF4 to inhibit tumor growth in patients with metastatic cancer. Patent applications have been filed by Repligen Corporation for these uses in Canada, Europe and Japan and certain other uses of rPF4 in the United States, Canada, Europe and Japan. The rights that Repligen Corporation may possess with respect to such patents and patent applications within the territory specified in the limited partnership agreement, insofar as they relate to the technology inure to the benefit of Repligen Partners as holder of the license, as well as to any third-party transferee of the license.

     Competition

     Repligen Development is not aware of any other current efforts to develop PF4 or rPF4 for therapeutic use. Several competitors in the pharmaceutical and biopharmaceutical industries have substantial research programs underway in oncology utilizing a broad spectrum of therapeutic approaches, including chemotherapy, various recombinant cytokines and monoclonal antibody-, antisense- and gene therapy-based technologies, any or all of which may become competitive with Repligen Partners' products.

     The only product approved by the FDA for heparin neutralization is the generic drug protamine, which is produced and marketed by three companies. Currently, other than experimental agents, no substitute compounds are available for post-surgical reversal of heparin. Repligen Development is aware of three companies with products in development as of May 1999 for heparin reversal applications. Ibex Technologies, Inc. is developing heparinase, an enzyme that breaks down heparin, which has completed Phase II clinical trials. The company reported the initiation of pivotal Phase III studies, which were suspended during the Summer of 1999 pending the acquisition of additional funding to continue product development. Commonwealth Biotechnologies, Inc. is developing a heparin binding polypeptide, and Gem Pharmaceuticals is developing recombinant lactoferrin as a heparin reversal agent. To the best of Repligen Development's knowledge, heparin reversal clinical trials have not yet begun with these latter two agents. A heparin binding cartridge previously considered for cardiac bypass applications by Research Industries Corporation is not believed to have advanced in development to human clinical studies.

     Currently, except for experimental agents, no specific antiangiogenic agents have been approved for human therapy. It is clear, however, that many companies are currently seeking to develop other compounds to inhibit angiogenesis. Of companies developing protein-based angiogenesis inhibitors, Entremed Corporation has received substantial recent attention concerning the development of two agents: endostatin and angiostatin, that were discovered after the formation of the limited partnership. No direct comparative tests have been conducted between these newer agents and rPF4, and the relative value of the agents can not be clearly established. The perception that the newer compounds may have greater therapeutic effect than rPF4, however, has probably negatively affected the ability to secure a new partner or purchaser for the assets of Repligen Partners. Antibody-based therapeutic agents and small molecule angiogenesis inhibitors are also under development at numerous biotechnology and pharmaceutical companies, and new approaches for inhibiting angiogenesis have been emerging with increasing frequency as basic research in this field has expanded over the last five years. The general increase in competition, the emergence of new angiostatic mechanisms, and the perception that certain agents may possess special advantages have significantly confounded the efforts to acquire a corporate partner or secure independent funding to continue the rPF4 development program. It is also likely that there are companies developing angiogenesis inhibitors and heparin neutralizing agents of which Repligen development is unaware.

     Given the current, significant financial constraints faced by Repligen Partners, see "--Termination of Research and Marketing Programs" and "Selected Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operations", most if not all of the competitors of Repligen Partners have significantly greater financial resources, more extensive research and development capabilities and greater marketing and human resources than either Repligen or Repligen Partners. Some companies have a competitive advantage over Repligen Partners because of greater potential funding for research and development and more established drug manufacturing capabilities and distribution channels.

     Government Regulation

     The development and commercialization of the rPF4-related technology is subject to extensive regulation for safety and efficacy by numerous governmental authorities in the United States and other countries. In the United States, the development and commercialization of the rPF4-related technology is subject to rigorous regulation by the FDA, and other Federal, state and local agencies governing, among other things, research and development activities and the testing, manufacturing, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of the rPF4-related technology and products derived therefrom. Further, additional government regulation may be established which could affect regulatory approval of such products.

     The standard process required by the FDA before a pharmaceutical agent, such as a new drug or biologic, may be marketed in the United States includes
(i) preclinical laboratory and animal tests, (ii) submission to the FDA of an Investigational New Drug, or IND application, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the agent in its intended indication, (iv) submission to the FDA of a marketing application such as a New Drug Application, or NDA, or a Biologics License Application, or BLA, and (v) FDA approval of the NDA or BLA prior to any commercial sale or shipment of the prospective new product. In addition to obtaining FDA approval for each product, each of its domestic and foreign manufacturing establishments must comply with the FDA's current good manufacturing practices as appropriate for production. Domestic and foreign manufacturing establishments are subject to inspections by the FDA and by regulatory authorities in other countries.

     Clinical trials are typically conducted in three sequential phases, which may overlap. In Phase I, the initial introduction of the agent to humans, the new drug or biologic is tested for safety, dosage tolerance and metabolism. Phase II involves studies in a limited patient population to (i) assess the preliminary effectiveness of the agent for specific targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. When an agent is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to establish statistical evidence of clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of Repligen Partners' products subject to such testing.

     The process of completing clinical testing and obtaining FDA approval for a new human drug or biologic is likely to take a number of years and require the expenditure of substantial resources. Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA may require post-marketing testing and surveillance programs to monitor the drug's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the products.

     Human Resources

     Repligen Partners and Repligen Development do not have any full-time employees.

     Description of Property

     Repligen Partners does not own or lease any real property. Repligen Partners' business had been conducted by Repligen Corporation in its administrative, laboratory and production space at One Kendall Square in Cambridge, Massachusetts pursuant to the product development agreement. Effective June 1, 1996, Repligen Corporation relocated its administrative, laboratory and production activities to 117 Fourth Avenue, Needham, Massachusetts.

     Under the product development agreement, Repligen Corporation has an indefinite obligation to store, preserve and maintain all materials, documents and other records (including certain physical, chemical and biological specimens) relating to the rPF4-related technology and make same reasonably available to Repligen Partners, its representatives and any third-party licensees or successors in interest thereto. Repligen's ability to comply with these obligations may be limited by its available financial and other resources.

     Legal Proceedings

     Repligen Partners is not aware of any material pending legal proceedings to which Repligen Partners is a party or of which any of its property is the subject.

Background of the Proposed Termination

     Repligen Partners was formed to develop rPF4 for acute use as a heparin reversal agent in cardiac surgical applications and for repeat administration as a cancer therapy due to its ability to inhibit angiogenesis. Repligen Partners' funds were expected to be adequate to complete Phase I and II studies for heparin reversal and exploratory Phase I/II studies for cancer applications, with additional funding for Phase III development expected to be obtained from other private, public or corporate sources.

     Repligen Partners successfully completed studies that demonstrated the efficacy of rPF4 for neutralization of heparin in two patient populations: cardiac catheterization and cardiac bypass surgery. Preliminary effective doses were established for each application and initiation of Phase III studies to definitively establish the appropriate dose and build a comprehensive safety profile were considered warranted. During the course of the development activities increasing attention to healthcare reform and cost control increased the need to build a comprehensive pharmacoeconomic rationale supporting the development of rPF4 which consumed a larger than anticipated portion of partnership resources and time. Furthermore, the development of a high productivity and cost-effective method to manufacture the protein consistent with a pharmacoeconomic rationale required greater than expected effort and affected time lines and development strategies for the development of the agent. Although Repligen Partners believed that a strong rationale based on pharmacoeconomic principals was built with early studies, it was recognized that definitive demonstration of cost/benefit relationship would require comprehensive evaluation in later Phase III or IV studies which reduced the ability of Repligen Partners to market the rPF4-technology.

     Multiple Phase I/II studies of rPF4 in late-stage cancer patients were conducted that demonstrated that the agent was generally well tolerated when administered by a variety of routes at the doses tested. Due to productivity limitations of early manufacturing processes and higher prioritization of development of the heparin reversal application, dose levels in cancer studies were often limited by the amount of available material. Although dose limiting toxicities were not encountered during the cancer studies which were completed, definitive demonstration of therapeutic activity could not be established, requiring the pursuit of additional exploratory studies at higher doses, alternative schedules, and/or in other patient populations. Although Repligen Partners believes that the results of the early cancer studies are consistent with expectations for an agent with angiostatic properties such as rPF4, the lack of clear therapeutic efficacy and lack of understanding of its mechanism of activity further reduced the ability of Repligen Partners to market the rPF4-technology.

     During the development of rPF4, Repligen Corporation, on behalf of Repligen Partners, explored numerous opportunities to partner the rPF4-technology with pharmaceutical and biotechnology companies with an interest in either, or preferably both, of the applications of the agent. Several of the discussions progressed to advanced stages of due diligence but did not result in formal offers to develop the technology. In addition to the issues cited above the lack of success of the partnering efforts was often attributed to the uncertainties concerning the cost of further development and the level of royalties and milestone payments that would be due to limited partners. In parallel to these partnering efforts Repligen Corporation was experiencing financial difficulties, failed to complete a merger, and executed several rounds of restructuring (See: "Repligen Efforts to Locate a Strategic
Partner: 1994-1996"). Throughout this time public financial markets were not considered to be a viable option to fund the continued rPF4 development efforts. Ultimately, the board of directors of Repligen Development terminated the research and marketing programs (See: "Recent Developments - Termination of Research and Marketing Programs").

     From 1996 until the present, Repligen Development has acted independently of Repligen Corporation to market the rPF4 technology. During 1996 and 1997 Repligen Development introduced the rPF4-technology for possible acquisition to numerous pharmaceutical and biotechnology companies and continued the presentation of the partnership technology to interested parties who had already initiated preliminary review. Furthermore, during 1998 and 1999 Repligen Development continued to market the rPF4-technology to a limited number of parties who pursued an advanced stage of confidential review and suggested that a restructuring of Repligen Partners could be considered. During that effort no prospective purchaser formally offered to acquire the technology due to reasons similar to those described above. Based on the lack of current active interest in acquiring the technology and the previous experiences in the marketing effort, Repligen Development does not believe that the expense of further marketing of the technology is warranted.

     The limited partnership agreement provides that Repligen Partners shall continue in effect until December 31, 2020, unless sooner terminated pursuant to the terms of such agreement.

Recommendation of Repligen Development; Reasons for the Proposed Termination

     At a meeting of the board of directors of Repligen Development held on
[     ], 2000, the board of directors unanimously adopted resolutions (i)
expressing the board's belief that the termination is in the best interests of Repligen Partners and its limited partners, (ii) approving and declaring advisable the proposed termination, subject to approval by the limited partners and (iii) recommending that the limited partners vote for approval of the termination. Repligen Development has made this determination based on its assessment of (i) Repligen Partners' financial condition and prospects and (ii) the availability, feasibility and effect on the limited partners of alternatives to the termination. In assessing Repligen Partners' financial condition, prospects and remaining assets, Repligen Development considered the following factors:

     1. The absence of a buyer for the rPF4 technology.

     2. The failure of the rPF4 technology to achieve marketing approval.

     3. The possible tax benefit to limited partners of abandoning the non-cash assets of Repligen Partners.

     4. If Repligen Partners is not terminated, limited partners may share in royalties paid to by Repligen on sales of competing products, if any, through March 8, 2001.

     5. If Repligen Partners is not terminated, there is a possibility that a buyer for its assets will be identified.

     Thus, the general partner recommends that the limited partners vote for approval of the termination.

                 TERMINATION AND DISSOLUTION OF THE PARTNERSHIP

General

     Approval and consummation of the termination by holders of at least 66 2/3% of the limited partnership interests outstanding as of the record date will also liquidate Repligen Partners under the terms of the limited partnership agreement. Upon termination of Repligen Partners, the affairs of Repligen Partners will be wound up and all of its debts and liabilities will be discharged in the order of priority as provided by law.

     The winding up of the affairs of Repligen Partners will be conducted exclusively by Repligen Development (or if at such time there shall be no Repligen Development, then by such person as may be appointed by the vote of 66 2/3% in interest (based on adjusted capital contributions) of the limited partners). Repligen Development (or such appointee), in carrying out such winding up and distribution, will have full power and authority to sell all or any of Repligen Partners' assets or to distribute the same in kind to the limited partners. Any assets distributed in kind will be subject to all operating agreements or other agreements relating thereto which survive the termination of Repligen Partners.

     The remaining non-cash assets of Repligen Partners consist of a license to certain patent rights and other technology owned or controlled by Repligen Corporation, a portfolio of trade secrets and proprietary information relating to rPF4, and approximately 20 grams of residual vialed rPF4 and production cell banks. As these remaining non-cash assets will be abandoned by the Board of Directors of Repligen Development prior to the termination, Repligen Development estimates that no amounts will be available for distribution to limited partners on termination and liquidation. In addition, Repligen Partners' exclusive, royalty-free license to certain rPF4 technology owned or controlled by Repligen Corporation will no longer be enforceable after the termination, and Repligen Corporation's ownership or control of such technology will be unencumbered.

     Upon the consummation of the liquidation, Repligen Partners will file a certificate of cancellation with the Secretary of State of the State of Delaware in accordance with Section 17-203 of the Delaware Revised Uniform Limited Partnership Act. After the filing of the certificate of cancellation, Repligen Partners will no longer be authorized to undertake partnership actions other than those necessary for winding-up its affairs.

     Various laws for the protection of creditors may apply to the liquidation. In this regard, it should be noted that if a court were to find that Repligen Partners failed to provide sufficient funds for the liabilities of Repligen Partners, or that the liquidating distribution to the partners, if any, rendered Repligen Partners insolvent, the liquidating distributions to the partners may be deemed to be "fraudulent conveyances" or impermissible dividends or distributions under applicable law, and therefore may be subject to claims of certain creditors of Repligen Partners, if such creditors have not been paid. In the event that such a claim is asserted after the liquidation, there is a risk that persons who were Partners on the distribution record date will be ordered by a court to turn over to Repligen Partners' creditors all or a portion of the liquidating distributions they received from Repligen Partners.

Certain Federal Income Tax Consequences

     This summary outlines certain Federal income tax principles applicable to limited partners in connection with the liquidation. This summary deals only with the treatment of a limited partner who acquired his interest for cash pursuant to the February 28, 1992 private offering. There are numerous other Federal income tax principles not discussed herein that may be important to a limited partner in connection with Repligen Partners. Each limited partner is urged to consult his own tax advisor concerning his investment in Repligen Partners and the possible tax consequences of the liquidation.

     Each limited partner will recognize a net loss in connection with the liquidation equal his adjusted basis in his limited partnership interest.

     Repligen Partners intends to take the position that it incurs an ordinary loss in connection with the liquidation, a distributive share of which is allocated in turn to each limited partner. The Internal Revenue Service, however, may seek to disallow any such ordinary loss and to characterize each limited partner's loss as a capital loss, the deductibility of which would be subject to limitations.

                   MARKET PRICES OF AND DISTRIBUTIONS ON THE
               LIMITED PARTNERSHIP INTERESTS AND RELATED MATTERS

     No public or other market exists or will develop for the units or the limited partnership interests. Neither the units nor the limited partnership interests are transferable without the consent of Repligen Development and satisfaction of certain other conditions contained in Article 8 of the limited partnership agreement.

     The following information relates to the ownership of units and interests as of ____________, 1999.

              Title of Class                       Number of Record Holders
--------------------------------------------- ----------------------------------
Repligen Development Interest                                  1
Class A Units/Limited Partnership Interests                  711.5
Class B Units/Limited Partnership Interests                    1

     There have been no distributions to the partners to date. Distributions in the future, if any, will be made by Repligen Partners to the partners as soon as practicable after the end of any fiscal quarter, in proportion to the partners' respective capital accounts as of the end of such quarter. Distributable cash, which must be distributed to the partners, is generally defined as the excess of cash revenues over certain expenditures and other amounts determined by Repligen Development to be necessary for the proper operation of Repligen Partners' business. The capital account of each partner will be increased by such partner's cash contributions (net of selling commissions, investment banking fees, warrant valuation fees and financial advisory fees allocated to the partner) to Repligen Partners decreased by the amount of any cash distribution and the fair market value of other property from Repligen Partners to such partner, and increased or decreased by such partner's allocation of the net gain or loss of Repligen Partners for federal income tax purposes ("Profits" and "Losses", respectively). Partnership profits and losses are allocated 99% to the limited partners (pro rata to their capital accounts) and 1% to Repligen Development.

     Following the termination on March 8, 1996 of Repligen's option to purchase the limited partnership interests pursuant to the purchase agreement, neither Repligen Development's interest nor, to the best of Repligen Development's knowledge, any limited partner's unit/limited partnership interest: (i) is subject to any outstanding options or warrants to purchase, or securities convertible into, any equity interest of Repligen Partners; (ii) could currently be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, or is subject to agreement by Repligen Partners to be registered under the Securities Act of 1933 for sale by security holders; or (iii) is being, or has been publicly proposed to be, publicly offered by Repligen Partners.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected consolidated financial information presented below has been derived from Repligen Partners' audited financial statements for each year in the five year period ended December 31, 1998 and unaudited financial statements for the nine month periods ended September 30, 1999 and September 30, 1998. The information presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations set forth below and the Consolidated Financial Statements and related notes set forth in Financial Statements of Repligen Partners attached hereto as Annex F.

                        REPLIGEN CLINICAL PARTNERS, L.P.
                         SELECTED FINANCIAL INFORMATION

                                  Nine Months Ended                                       Year Ended
                            -----------------------------  -------------------------------------------------------------------------
                            September 30,   September 30,   December 31,   December 31,   December 31,   December 31,   December 31,
                                1999            1998           1998           1997           1996           1995           1994
                            -------------   -------------   ------------   ------------   ------------   ------------   ------------
                                     (Unaudited)
Operating Statement Data:
   Total revenues.........  $    --         $     --        $     --       $   1,509      $  14,425      $    81,963    $   28,256
      Research and
        development.......       --               --              --           8,513        422,296        3,788,326      7,141,368
      General and
        administrative....      262           15,036          62,446          98,174        236,798          508,733        858,448
   Total expenses.........      262           15,036          62,446         106,687        659,094        4,460,683      8,392,516
                            -------         --------        --------       ---------      ---------      -----------    -----------
   Net Loss...............  $  (262)        $(15,036)       $(62,446)      $(105,178)     $(644,669)     $(4,378,720)   $(8,364,260)
                            =======         ========        ========       =========      =========      ===========    ===========

                                   September 30,                                          December 31,
                            -----------------------------  -------------------------------------------------------------------------
                                1999            1998           1998           1997           1996           1995           1994
                            -------------   -------------   ------------   ------------   ------------   ------------   ------------
                                     (Unaudited)
Balance Sheet Data:
   Cash and cash
      equivalents.........  $     --         $    672       $    324       $  34,044      $ 183,051      $   798,352    $    53,146
   Total assets...........        --         $    672            324          34,044        183,051          810,313        128,122
   Partners' capital
     (deficit)............  $(58,623)        $(10,951)       (58,361)          4,085        113,412          753,932     (6,658,893)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Results of Operations

     Repligen Partners received no revenue for the nine month period ended September 30, 1999 or for the year ending December 31, 1998. Repligen Partners' sole source of revenue for the years ended December 31, 1997 and 1996 was interest income earned on capital contributions prior to disbursements for partnership activities. Interest income for the year ended December 31, 1997 was $1,509 compared to $14,425 in the comparable fiscal 1996 period. The decrease in investment income in fiscal 1997 and 1998 was due to the decrease in available funds for investment as the effort to market the partnership assets proceeded during the course of the years.

     Repligen Partners incurred no research and development expenses for the nine month period ended September 30, 1999 and 1998. Total research and development expenses for the year ended December 31, 1997 were $8,513 as compared to $422,296 in the comparable fiscal 1996 period. The decrease in research and development expenses reflects a significant reduction in research, development and clinical trial expenditures incurred under the product development agreement with Repligen Corporation, in particular as a result of the termination of the research program and marketing program by the board of directors of Repligen Development on March 8, 1996. Expenses largely consisted of costs incurred in connection with the orderly close-out of rPF4-related clinical activities in compliance with FDA regulations and in a manner considered appropriate for the preservation of partnership assets for potential future sale or transfer.

     For the nine month period ended September 30, 1999 general and administrative expenses were $262 as compared to $15,036 for the nine month period ended September 30, 1998. General and administrative expenses were $62,446, $98,174 and $236,798 for the years ended December 31, 1998, 1997, and
1996 respectively. The decrease in general and administrative expenses primarily reflects the decrease in direct personnel associated with the rPF4-related technology marketing activities described under "The Proposed Termination--Subsequent Developments--Repligen Efforts to Locate a Strategic
Partner: 1994-1996", and the reduced administrative expenses paid to Repligen Corporation due to the termination of the research program. Repligen Partners paid Repligen Corporation a management fee equal to 10% of total expenses incurred on behalf of Repligen Partners.

     Capital Resources and Liquidity

     Repligen Partners' primary source of funding and capital resources has been the capital contributions made by the limited partners and Repligen Development, which have totaled approximately $40,582,000 since inception. Of this total, approximately $11,792,000, $11,375,000, $10,354,000 and $7,061,000
were received during 1995, 1994, 1993 and 1992, respectively. During 1996, 1995 and 1994, Repligen Partners wrote off approximately $4,000, $1,637,000 and $3,325,000 of notes receivable, respectively, relating to limited partnership units which were foreclosed for failure to pay their installments. As of September 30, 1999, 711 1/2 of the original 900 Class A Units were outstanding.

     As of September 30, 1999 and December 31, 1998, Repligen Partners did not owe any amounts to Repligen Corporation. As of December 31, 1997, Repligen Partners owed Repligen Corporation $500 for management fees associated with the coordination of partnership matters. As of December 31, 1996 and 1995, Repligen Partners owed Repligen Corporation approximately $2,200 and $2,000, respectively, for amounts due under the product development agreement, interest relating to the note payable and unreimbursed expenses incurred on behalf of Repligen Partners. In addition, as of December 31, 1994, Repligen Partners owed Repligen Corporation a note payable of $4,620,000 as a result of a loan from Repligen Corporation to Repligen Partners to fund some organization and syndication costs. The note evidencing this loan was secured by a pledge of the notes receivable from the partners, bearing interest at 8.5% payable annually in arrears. The note and accrued interest was paid in May 1995 upon receipt of proceeds from the non-interest bearing notes receivable from the limited partners.

     During 1998 and 1997 Repligen Partners made payments to Repligen Corporation of $1,917 and $99,904, respectively, for reimbursement of direct expenses and management fees associated with the coordination of partnership activities. During 1996, 1995 and 1994, Repligen Partners made payments to Repligen Corporation of approximately $603,000, $6,160,000 and $11,500,000, respectively, for research and development activities, management fees, interest due under the Development Agreement and direct expenses incurred on behalf of Repligen Partners.

     Until the termination of the research program and the marketing program in March 1996, the primary use of Repligen Partners' capital resources had been to fund the research program. From its inception to December 31, 1998, Repligen Partners incurred aggregate expenses of approximately $35,713,000 versus approximately $38,645,000 anticipated at the inception of Repligen Partners. The difference is due primarily to a change in the manufacturing process of rPF4 and the need to conduct multiple clinical trials, offset by reductions in research and development activities over the 1995 and 1996 fiscal years and Repligen Corporation's decision to absorb $1,665,000 of research and development costs related to the research program, which was impacted in part by Repligen Partners' inability to collect all partner's contributions.

     In March, 1996, Repligen Partners anticipated that an additional investment of at least $50,000,000 would be needed to complete the remainder of the research program, to obtain all FDA and other regulatory approvals and to commence sales of any rPF4-based products. In March 1996, Repligen Corporation advised Repligen Partners that it did not currently have nor did it anticipate generating funds sufficient in aggregate amount to finance the remainder of the research program and the marketing program. As a result, the board of directors of Repligen Development voted to terminate the research program and the marketing program. See "The Proposed Termination--The Partnership--Subsequent Developments--Termination of Research and Marketing Programs".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information regarding security ownership of all persons known to Repligen Partners to be the beneficial owners of more than 5% of any class of Repligen Partners' securities as of [________], 1999 is as follows:

                                                                           Amount and Name of           Percent
Title of Class                 Name and Address of Beneficial Owner       Beneficial Ownership          of Class
--------------                 ------------------------------------       --------------------          --------
General Partner Interest       Repligen Development Corporation           One Repligen                  100.00%
                               117 Fourth Avenue                          Development Interest
                               Needham, Massachusetts 02194

Class A Limited                PaineWebber R&D Partners III, L.P.         133 Class A Limited            16.40%
   Partnership Interests       1285 Avenue of the Americas                Partnership Interests
                               New York, New York  10019

Class B Limited                PaineWebber Development Corporation        One Class B Limited           100.00%
   Partnership Interests       1285 Avenue of the Americas                Partnership Interest
                               New York, New York  10019

     Exclusive management and control of Repligen Partners' business is vested in Repligen Development Corporation, the general partner of Repligen Partners. Information regarding security ownership of the directors, all directors and officers as a group, and Repligen Development as of [________], 1999 is as follows:

                                                                           Amount and Name of           Percent
Title of Class                 Name and Address of Beneficial Owner       Beneficial Ownership          of Class
--------------                 ------------------------------------       --------------------          --------
Class A Limited                Dr. Sydney E. Salmon (deceased)            One Class A Limited           Less than
   Partnership Interests       2121 Camino El Ganado                      Partnership Interest          1%
                               Tucson, Arizona

Class A Limited                Theodore E. Maione                         One-Half Class A              Less than
   Partnership Interests       117 Fourth Avenue                          Limited Partnership           1%
                               Needham, MA 02194                          Interest

                                    EXPERTS

     The financial statements of Repligen Partners as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998 included in this Proxy Statement have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K for the year ended December 31, 1996 filed with the SEC by Repligen Partners pursuant to the Exchange Act is incorporated by reference in this proxy statement.

     All documents and reports filed by Repligen Partners pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     This proxy statement incorporates documents by reference which are not presented herein or delivered herewith. A copy of any or all documents incorporated by reference herein (other than exhibits thereto which are not specifically incorporated by reference herein) will be provided without charge to each person to whom this Proxy Statement is delivered upon oral or written request within one business day of receipt of such request to Investor Communications Services, 265 Franklin Street, Boston, MA 02110, (800) 742-4744.

                                 OTHER MATTERS

     Repligen Development does not intend to bring before the special meeting any business other than as set forth in this proxy statement, and has not been informed that any other business is to be presented at the special meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the person(s) named in the enclosed proxy to vote such proxy in accordance with his/their best judgment.

                            -----------------------

     YOUR VOTE IS VERY IMPORTANT. Please sign and return promptly the enclosed proxy in the envelope provided. The signing of a proxy will not prevent your attending the special meeting and voting in person.

                                        REPLIGEN DEVELOPMENT CORPORATION
                                        Repligen Development

                                        By
                                                 [Name]
                                                 [Title]

[            ], 2000

                                                                         ANNEX A

                    FINANCIAL STATEMENTS OF THE PARTNERSHIP

                    Report of Independent Public Accountants

To Repligen Clinical Partners, L.P. :

     We have audited the accompanying balance sheets of Repligen Clinical Partners, L.P. (a Delaware limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Repligen Clinical Partners, L.P. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Partnership will continue as a going concern. During 1996 through 1999 the General Partner was marketing the rPF4-technology for sale to potential third parties. The Company has been unable to secure a third party buyer. Accordingly, the General Partner intends to seek the vote of the Limited Partners to approve the termination of the Limited Partnership. These matters are further discussed in Note 2 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Boston, Massachusetts,                             ARTHUR ANDERSEN LLP
October 19, 1999

                        REPLIGEN CLINICAL PARTNERS, L.P.
                                 BALANCE SHEETS

                                                            September 30,   December 31,   December 31,
                                                                1999           1998           1997
                                                            -------------   ------------   ------------
ASSETS

   Cash and cash equivalents.............................   $       --      $      324     $   34,044
                                                            ----------      ----------     ----------
        Total Assets.....................................   $       --      $      324     $   34,044
                                                            ==========      ==========     ==========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current Liabilities:
   Accounts payable and accrued expenses.................   $   58,623      $   58,685     $   29,459
   Amounts due to Repligen Corporation...................           --              --            500
                                                            ----------      ----------     ----------
        Total current liabilities........................       58,623      $   58,685     $   29,959

Partners' Capital (Deficit), net:
   Limited partners......................................      (58,623)        (58,361)            --
   General partner.......................................           --              --          4,085
                                                            ----------      ----------     ----------
                                                               (58,623)        (58,361)         4,085
                                                            ----------      ----------     ----------
      Total Liabilities and Partners' Capital (Deficit)..   $       --      $      324     $   34,044
                                                            ==========      ==========     ==========


                 See accompanying notes to financial statements.

                        REPLIGEN CLINICAL PARTNERS, L.P.
                            STATEMENTS OF OPERATIONS

                                                      Nine Months
                                                         Ended        Year Ended     Year Ended     Year Ended
                                                     September 30,   December 31,   December 31,   December 31,
                                                         1998            1998           1997           1996
                                                     ------------    ------------   ------------   ------------
Revenues:
   Interest income.................................. $        --     $        --    $     1,509    $    14,425
                                                     -----------     -----------    -----------    -----------
Expenses:
   Research and development.........................          --              --          8,513        422,296
   General and administrative.......................         262          62,446         98,174        236,798
      Total Expenses................................         262          62,446        106,687        659,094
                                                     -----------     -----------    -----------    -----------
Net loss............................................ $      (262)    $   (62,446)   $  (105,178)   $  (644,669)
                                                     ===========     ===========    ===========    ===========

                See accompanying notes to financial statements.

                        REPLIGEN CLINICAL PARTNERS, L.P.
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)

                                                                               Notes
                                                     Limited     General     Receivable
                                                     Partners    Partner    from Partners      Total
                                                     --------    -------    -------------      -----
Balance, December 31, 1995......................     $663,024    $ 95,057     $  (4,149)     $ 753,932
Write-off of foreclosed units...................       (4,149)         --         4,149              0
Net loss........................................     (638,223)     (6,446)           --       (644,669)
                                                     --------      ------     ---------       --------
Balance, December 31, 1996......................       20,652      88,611            --        109,263
Net loss........................................      (20,652)    (84,526)           --       (105,178)
                                                     --------      ------     ---------       --------
Balance, December 31, 1997......................           --       4,085            --          4,085
Net loss........................................      (58,361)     (4,085)           --        (62,446)
                                                     --------      ------     ---------       --------
Balance, December 31, 1998                           $(58,361)         --            --        (58,361)
Net loss, nine months ended
   September 30, 1999...........................         (262)         --            --           (262)
                                                     --------      ------     ---------       --------
Balance, September 30, 1999.....................     $(58,623)   $     --     $      --      $ (58,623)
                                                     ========    ========     =========      =========

                See accompanying notes to financial statements.

                        REPLIGEN CLINICAL PARTNERS, L.P.
                            STATEMENTS OF CASH FLOWS

                                                For Nine Months Ended
                                                    September 30,         For the Years Ended December 31,
                                                ----------------------    --------------------------------
                                                         1999               1998        1997        1996
                                                ----------------------    --------    --------    --------
Cash flows from operating activities:
   Net loss.....................................     $      (262)         $(62,446)   $(105,178)  $(644,669)
                                                     -----------          --------    ---------   ---------
   Adjustments to reconcile net loss to net cash
      used in operating activities -
      Amortization .............................              --                --           --      10,711
      Changes in assets and liabilities -
        Interest receivable.....................              --                --           26       1,224
        Accounts payable and accrued expenses...             (62)           29,226      (42,190)     17,194
        Amounts due to Repligen Corporation.....              --              (500)      (1,639)        213
                                                     -----------          --------    ---------   ---------
           Net cash used in operating activities            (324)          (33,720)    (148,981)   (615,327)
                                                     -----------          --------    ---------   ---------
           Decrease in cash and cash
           equivalents..........................            (324)          (33,720)    (148,981)   (615,327)
Cash and cash equivalent, beginning of period...             324            34,044      183,025     798,352
                                                     -----------          --------    ---------   ---------
Cash and cash equivalents, end of period........     $        --          $    324    $  34,044   $ 183,025
                                                     ===========          ========    =========   =========
Supplemental disclosure of cash flow
information -
   Write-off notes receivable from partners for
   foreclosed units                                  $        --          $     --    $      --   $   4,149
                                                     ===========          ========    =========   =========

                See accompanying notes to financial statements.

                        REPLIGEN CLINICAL PARTNERS, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                             (to be updated by AA)

1.   Organization

     Repligen Clinical Partners, L.P. (Repligen Partners) is a Delaware Limited Partnership that was organized on January 9, 1992, and was formed to fund the further development of Repligen Corporation's (Repligen) recombinant platelet factor-4 (rPF4) protein. Repligen Partners is managed by its general partner, Repligen Development Corporation. In connection with the formation of Repligen Partners, Repligen granted to Repligen Partners an exclusive license to all technology and know-how related to the manufacture, use and sale of rPF4 in the United States, Canada and Europe.

     On February 28, 1992, Repligen Partners completed a private placement of
(i) 900 Class A units, each unit (a Class A Unit) consisting of one Class A limited partnership interest in Repligen Partners and a warrant to purchase 2,900 shares of Repligen Common Stock, and (ii) one Class B unit (the Class B
Unit) consisting of one Class B limited partnership interest in Repligen Partners and a warrant to purchase 5,800 shares of Repligen Common Stock. In addition, Repligen issued warrants to the sales agent of the private placement and an affiliate of the agent to purchase 75,050 shares and 13,300 shares, respectively, of Repligen Common Stock. The private placement resulted in net proceeds of approximately $40,312,000 in cash and non-interest bearing notes receivable from partners, of which approximately $35,346,000 has been paid by the Partners and approximately $4,966,000 has been written off due to defaulted units.

     In March 1996, Repligen advised Repligen Partners that it did not currently have nor did it anticipate generating funds sufficient in aggregate amount to finance the remainder of the Research Program and the Marketing Program. Repligen Partners has incurred significant operating losses since inception and the Board of Directors of Repligen Development of Repligen Partners determined that, without additional financing from Repligen or one or more third parties, Repligen Partners would not have sufficient funding to complete the Research Program and Marketing Program. As a result, the Board of Directors of Repligen Development of Repligen Partners voted to terminate the Research Program and the Marketing Program, and directed that Repligen Development market the rPF4-related technology to prospective third-party purchasers, licensors, or joint-venture partners.

     During 1996 and 1997, the Partnership introduced the rPF4-technology for possible acquisition to numerous pharmaceutical and biotechnology companies and continued the presentation of the Partnership's technology to interested parties who had already initiated preliminary review. Furthermore, during 1998 and 1999, the Partnership continued to market the rPF4-technology to a limited number of parties who were in an advanced stage of review. In the absence of a decision to acquire the Partnership's assets by one of the parties that has completed an advanced review, the General Partner intends to seek the vote of the Limited Partners to approve the termination of the Limited Partnership.

2.   Business Operations

     The Partnership is no longer devoting its efforts toward marketing the rPF4 technology to prospective third-party purchasers, licensors or joint-venture partners. The Partnership has limited its recent efforts to marketing the rPF4-technology to a few prospective third-party purchasers who engaged in an advanced review. The General Partner intends to terminate the Limited Partnership by seeking a vote of the Limited Partners. At December 31, 1998, the Partnership has negative net worth and no financial resources. A Limited Partner has agreed to make an additional capital contribution to pay all outstanding liabilities of the Partnership at December 31, 1998.

3.   Summary of Significant Accounting Policies

      (a)  Basis of Presentation

     The Partnership prepares its financial statements on the accrual basis of accounting. The financial statements include only those assets, liabilities, revenues and expenses which relate to the business of Repligen Partners. Research and development costs were expended as incurred under the agreements with Repligen.

      (b)  Cash and Cash Equivalents

     Cash equivalents are short-term, highly liquid investments with original maturities of less than three months at the time of acquisition.

      (c)  Income Taxes

     The Partnership does not provide for federal or state income taxes, because no income taxes are payable by Repligen Partners. Partners are liable for income taxes on their share of Repligen Partners' taxable income, if any.

      (d)  Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

      (e)  Concentrations of Credit Risk

     Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company's cash equivalents are invested in financial instruments with high credit ratings.

      (f)  Fair Value of Financial Instruments

     The carrying amounts of the Company's cash equivalents approximate fair value due to the short-term nature of these instruments.

4.   Partners' Capital (Deficit)

      (a)  Partner Contributions:

     In connection with the sale of the partnership units discussed in Note 1, each limited partner agreed to make annual installments evidenced by non-interest bearing notes to Repligen Partners, commencing on March 15, 1993. The Partnership has written off all notes receivable relating to the limited partnership units which were foreclosed for failure to pay either the second, third or fourth installments. As of December 31, 1998 and 1997, 711 1/2 of the original 900 Class A Units were outstanding.

      (b)  Partnership Allocation and Distribution:

     Profits or losses for each fiscal year of the partnership are allocated 1% to Repligen Development and 99% to the limited partners until each Class A limited partner has received distributions equal to its capital contribution, as defined. Profits or losses allocated to the limited partners are allocated pro rata in accordance with their adjusted capital contributions, as defined.

     Upon each Class A limited partner receiving distributions equal to their capital contributions, Repligen Development will be entitled to 1% of the profits or losses, and the limited partners will be entitled to 99% of the profits or losses. The allocation to the limited partners shall be allocated among the limited partners as follows: 5% to the Class B limited partner and 95% among the Class A limited partners pro rata in accordance with their adjusted capital contributions, as defined.

     Losses in excess of the limited partners' capital contribution obligations are allocated to the General Partner. At December 31, 1998, the losses in-excess of capital contributions has been allocated to the limited partner who has committed to funding such losses.

5.   Related Party Transactions

     Under the Development Agreement (the "Development Agreement") with Repligen, Repligen Partners reimbursed Repligen for research and development costs incurred under the Development Agreement, plus paid a management fee equal to 10% of such costs. During 1998, 1997 and 1996 Repligen Partners incurred research and development expenses of approximately $0, $9,000 and $422,000, respectively and general and administrative expenses of approximately $62,000, $98,000 and $237,000, respectively related to the management fee due under the Development Agreement. Approximately $500 of these amounts has been included in amounts due to Repligen Corporation in the accompanying 1997 balance sheet.

     In connection with the initial capitalization of Repligen Partners, Repligen issued warrants to purchase Repligen Common Stock to the limited partners of Repligen Partners (the Original Warrants). In June 1994, Repligen completed an exchange pursuant to which a majority of the holders of Original Warrants exchanged their Original Warrants for new warrants ( the Exchange Warrants). Subsequently, in March 1995, Repligen offered to modify the majority of the remaining Original Warrants and the Exchange Warrants. Each holder of an outstanding warrant who was not in default under its obligations to Repligen Partners was free to accept or reject such modifications. As of December 31, 1996, holders of 620 of the 711 1/2 non-defaulted Class A Units had accepted the modifications, and there were issued and outstanding Original Warrants to purchase 75,400 shares of Repligen Common Stock, modified Original Warrants to purchase 163,850 shares of Repligen Common Stock, Exchange Warrants to purchase 189,950 shares of Repligen Common Stock and modified Exchange Warrants to purchase 1,653,250 shares of Repligen Common Stock.

PROXY                                                                      PROXY

                        REPLIGEN CLINICAL PARTNERS, L.P.
                      SPECIAL MEETING OF LIMITED PARTNERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
                      REPLIGEN CLINICAL PARTNERS, L.P. BY
                       REPLIGEN DEVELOPMENT CORPORATION,
                              THE GENERAL PARTNER

     The undersigned hereby appoints [      ] or his designee with full power of
substitution, the attorney and the proxy of the undersigned, to represent and to vote, as designated below, all units of limited partnership interest ("Limited Partnership Interest") of Repligen Clinical Partners, L.P., a
Delaware limited partnership (the "Partnership"), that the undersigned is entitled to vote if personally present at the Special Meeting of Limited Partners of Repligen Partners to be held on[ ], 2000 at [time], local time, at [location] and at any adjournment(s) or postponement(s) thereof. This proxy revokes all prior proxies given by the undersigned.

     The proposals to authorize are:

     1. Approval of the termination of Repligen Partners.

               For                 Against             Abstain
               ---                 -------             -------



     2. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. THE GENERAL PARTNER RECOMMENDS A VOTE FOR PROPOSALS 1 & 2. IF NO DIRECTION IS MADE ON THIS CARD, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1 & 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROPERLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: Investor Communications Services, 265 Franklin Street, 16th Floor, Boston, MA 02110. If you have any questions, please call
(800) 742-4744. Facsimile copies of the front and reverse sides of this Proxy, properly completed and duly executed, will be accepted at (617) 439-8955.

                                         Dated: [                      ]


                                         -------------------------------------
                                           Signature

                                         -------------------------------------
                                           Signature (if held jointly)

                                         -------------------------------------
                                           Title

                                         Please sign exactly as name appears
                                         hereon. When Limited Partnership
                                         Interests are held by joint tenants,
                                         both should sign. When signing as an
                                         attorney, as executor, administrator,
                                         trustee or guardian, please give full
                                         title as such. If a corporation, please
                                         sign in name by President or other
                                         authorized officer. If a partnership,
                                         please sign in partnership name by
                                         authorized person.

                     SPECIAL MEETING -- DECEMBER [__], 2000

                        YOUR VOTE IS EXTREMELY IMPORTANT

     Regardless of the number of Limited Partnership Interests of Repligen Clinical Partners, L.P. you own, please vote by taking these simple steps:

1. Please SIGN, MARK, DATE, and MAIL the enclosed proxy card in the enclosed, postage-paid envelope (or by facsimile) as soon as possible before the
     special meeting on [          ], 2000.

2. You may also transmit your proxy by facsimile to (617) 439-8955. When voting your proxy by facsimile, both sides of the proxy card must be transmitted.

3. If you wish to vote "FOR" the Termination, you must submit the enclosed proxy card.

4. If your Limited Partnership Interests are held for you in "street name" by a bank or broker, the bank or broker may not give your proxy without your instruction. Please call your bank or broker and instruct your representative to vote "FOR" the Termination. Failure to return a proxy card, abstention from voting and broker non-votes are the equivalent of a vote "AGAINST" the Termination.

5. If you have any questions or require any additional information concerning this Proxy Statement please contact:

                        INVESTOR COMMUNICATIONS SERVICES

                              265 Franklin Street
                                   16th Floor
                                Boston, MA 02110

                         Call Toll-Free (800) 742-4744

PLEASE SIGN, MARK, DATE AND RETURN YOUR PROXY CARD TODAY.

                                       3